Exhibit 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statement on Form S–8 No. 333–65432 and on Form S-3D No. 333-96579) on Middlefield Banc Corp. of our report dated March 4, 2011, relating to our audit of the consolidated financial statements, which is incorporated by reference in the Annual Report on Form 10-K of Middlefield Banc Corp. for the year ended December 31, 2010.
/s/ S.R. Snodgrass, A.C.
Wexford, PA
March 21, 2011